Exhibit 11.1

                                  COMPUTATION OF EARNINGS PER SHARE
                                                    Three Months Ended                   Six Months Ended
                                                       September 30,                       September 30,
                                               ----------------------------        ----------------------------
                                                  1999              1998              1999              1998
                                               ----------        ----------        ----------        ----------
                                                       (In thousands, except share and per share data)
Average common shares outstanding               6,396,462         6,269,394         6,509,916         6,199,775

Average common stock equivalents of
  warrants and options outstanding -
  based on the treasury stock method
  using market price                               37,014           320,507            69,992           446,001
                                               ----------        ----------        ----------        ----------
Average diluted common shares
  outstanding                                   6,433,476         6,589,901         6,579,908         6,645,776
                                               ==========        ==========        ==========        ==========

Net income                                     $    1,429        $    1,207        $    3,776        $    2,911

Basic earnings per common share                      0.22              0.19              0.58              0.47

Diluted earnings per common share                    0.22              0.18              0.57              0.44